Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 of Dover Corporation (Nos. 333-192604 and 333-01419) of our report dated June 18, 2025, relating to our audit of the financial statements and supplemental schedule of the Dover Corporation Retirement Savings Plan, which appears in this Annual Report on Form 11-K of the Dover Corporation Retirement Savings Plan for the year ended December 31, 2024.

/s/Insero & Co. CPAs, LLP
Insero & Co. CPAs, LLP
Certified Public Accountants

Rochester, New York
June 18, 2025